UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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WisdomTree, Inc.

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On June 12, 2023, WisdomTree, Inc. (“WisdomTree”) issued a press release announcing that it has sent a fourth letter to its stockholders regarding WisdomTree’s 2023 annual meeting of stockholders. A copy of the press release and the letter are set forth below.

WISDOMTREE CRITICALLY NEEDS THE APPROPRIATE BOARD TO OVERSEE STRATEGY AND

CONTINUE ITS GROWTH TRAJECTORY

Our Board is Refreshed, Diverse and Well-Qualified – We Cannot Afford to Lose the Vital Skills

and Knowledge of Directors Frank Salerno and Win Neuger

We Have Committed to Rotating at Least Two of Our Three Board Committee Chair Positions by

the End of 2023

Our Strategy is Working and We Have Strong Momentum – You Don’t Have to Simply Take Our

Word for It

NEW YORK, June 12, 2023 – WisdomTree, Inc. (NYSE: WT) (“WisdomTree” or the “Company”), a global financial innovator, today issued the following letter to its stockholders in connection with WisdomTree’s 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), which is scheduled to be held on June 16, 2023. The letter can also be found here.

Fellow WisdomTree stockholders:

This letter may be the last time we write to you in connection with the 2023 Annual Meeting of Stockholders (“2023 Annual Meeting”), which will be held on June 16. By this point you have heard a great deal from us about WisdomTree’s performance and growth strategy and how we are creating value for our stockholders; our concerns regarding Bruce Aust, Tonia Pankopf and Graham Tuckwell, the three nominees proposed by ETFS Capital Limited (“ETFS Capital”); and the reasons why the Board’s six nominees are the most qualified to oversee the continued growth and transformation of your Company.

If you don’t wish to read even another page, please just read this:

•

WisdomTree has never been stronger, with top-performing TSR in relation to its U.S. listed traditional asset manager peers, record AUM of more than $90 billion, a meaningfully diversified AUM mix positioning us to withstand market volatility, a best-in-class annualized organic growth rate and ten consecutive quarters of net inflows globally.

•	By actively investing in digital assets, tokenization and blockchain-enabled finance, the Company is well positioned to gain market share.

•

We actively refresh our Board and have appointed five new, diverse, independent directors in the past two years. These directors have become integral to our Board, and we have committed to rotating at least two of our three Board committee chairs by the end of 2023.

•

Our six nominees provide an ideal mix of institutional knowledge and fresh perspectives, and we would lose integral experience and progress if any of them – including and especially Frank Salerno and Win Neuger – are replaced by ETFS Capital’s nominees.

•

ETFS Capital and its chairman Mr. Tuckwell have failed to articulate an alternative vision for WisdomTree’s future and what passes for their “plan” will only stifle our growth, derailing the positive momentum we have demonstrated in recent months and putting your investment in WisdomTree at risk.

•

You can protect that investment by voting the WHITE proxy card “FOR” all six of the Board’s highly qualified director nominees and “withholding” your vote from any nominee associated with ETFS Capital.

If you’re willing to read just a few more pages, we want to address several key points where we believe ETFS Capital has attempted to create confusion about our Board, strategy and performance. Please note that permission to use quotations in this letter was neither sought nor obtained.

OUR BOARD IS REFRESHED, DIVERSE AND WELL-QUALIFIED – WE CANNOT AFFORD TO LOSE

THE VITAL SKILLS AND KNOWLEDGE OF DIRECTORS FRANK SALERNO AND WIN NEUGER.

Our commitment to Board refreshment and diversity is real and demonstrable. Over the past two years, we have added five new, independent directors, all of them diverse, and who collectively constitute a majority of the Board. Two leading independent proxy advisory firms, Institutional Shareholder Services (“ISS”) and Glass Lewis, recently affirmed our corporate governance enhancements, with ISS confirming in its report last week that “the company’s corporate governance and board composition have improved over the past two years.”

If there has been a silver lining to ETFS Capital’s unnecessary and unjustified proxy contest, it is that we have spent more time together as a Board and meeting with our stockholders. Through this intense and engaged process, we have learned more about one another, and especially about the capabilities of our newer directors. Our recent experience has made it clear that they will be able to take leadership roles on the Board more rapidly than we had expected. With this in mind, the Board has committed to rotating at least two of three committee chairs by the end of 2023.

If ETFS Capital’s nominees were to replace Mr. Salerno and Mr. Neuger, our Board would have two new directors in addition to the five who are already new to the Board. We believe that having seven of eight non-management directors on the Board with less than three years of service (and five of those having less than two years) would be disruptive and create dysfunction within the Board. It is crucial not only that our newer directors bring their fresh perspectives, but also that we retain independent directors with institutional, longer-term knowledge and an irreplaceable understanding of WisdomTree and our industry, directors like Frank Salerno and Win Neuger.

Frank Salerno has decades of experience in the asset management industry, which is directly relevant to WisdomTree’s core business. He spent nearly twenty years at Bankers Trust Company, where he was involved with all aspects of the money management business. He helped Merrill Lynch start an institutional asset management business, and oversaw index funds, quantitatively managed active funds, private equity and hedge fund businesses. He became WisdomTree’s first independent director in 2005 and has provided major contributions to the development of the Company’s ETF business ever since, helping the Company grow from infancy, fostering an industry-leading company culture and ensuring that the Company and Board operate at the highest level of ethics and professionalism. He stands in stark contrast to the conflicted and unqualified ETFS Capital nominees.

Win Neuger has decades of experience in senior management positions in the asset management industry, expertise directly relevant to WisdomTree’s business. He grew AIG’s global investment portfolio into a company with $753 billion in assets and oversaw the growth of significant assets at prior roles at Bankers Trust, Western Asset Management and Northwestern National Bank. From years of WisdomTree Board service he has gained a deep understanding of the Company, its business model and strategy. He has executive leadership experience and expertise in ETFs, accounting, financial reporting and corporate governance. Under his leadership of the Nominating and Governance Committee, the Company has added five new directors in just the past two years, all of whom are diverse and now constitute a majority of the Board.

Both Mr. Neuger and Mr. Salerno possess valuable knowledge of our business model and have contributed significantly to our ETF business growth and our strategy, and also play key roles in bringing our newer directors up to speed and educating them about our Company. They each have over twenty years of experience in executive leadership roles in the asset management industry, and neither Mr. Aust nor Ms. Pankopf brings sufficient experience or skills to fill their shoes. In fact, neither of them has any ETF experience – operational or board – even though ETFS Capital insists that our Board requires more ETF experience (which it does not).

OUR STRATEGY IS WORKING AND WE HAVE STRONG MOMENTUM – YOU DON’T HAVE TO

SIMPLY TAKE OUR WORD FOR IT.

After having had months to make its case, ETFS Capital has failed to articulate a coherent, compelling alternative strategy that would create value for our stockholders. We have been transparent with our stockholders – you know our strategy and objectives, and how we plan to execute and achieve these goals. ETFS Capital wants your vote but won’t tell you the ideas or concrete plan you’re supposed to be voting for. All ETFS Capital has suggested is that we retreat from our digital assets strategy and reduce our headcount, actions that would take us out of the industry-wide structural shift towards digital assets and blockchain technology, cost us valuable talent and reduce our strategic optionality for the long term.

Glass Lewis has recognized the merits of our strategy and how uniquely positioned WisdomTree is to succeed, citing WisdomTree’s “early-mover advantage and market-leading position in tokenization and digital assets” in addition to our “innovative product suite and a proprietary distribution channel through WisdomTree Prime.” Glass Lewis also noted that ETFS Capital’s “calls to shutter or abandon these initiatives are premature” and concluded that, “ultimately, we find management’s articulated vision for WisdomTree and the early results it has achieved to be more compelling than the Dissident’s plan.”

Our Board and management team have created value for stockholders, as demonstrated by our top-performing TSR relative to peers on the YTD-, 1-, and 3-year time horizons.

By employing cherry-picked numbers and sensationalistic headlines, ETFS Capital attempts to create the impression that our management caused value erosion in our stock. In addition, ETFS Capital is particularly critical of our TSR over a 5-year time horizon, but as was clearly and publicly documented at the time, that primarily resulted from the decrease in our PE multiple when we acquired the European asset management business of Mr. Tuckwell’s company, ETF Securities, in 2018.

While ETFS Capital would like to take credit for our recent performance, we believe it is the market that is recognizing our momentum and the potential upside of our strategy, including our digital assets strategy specifically. Earlier this year, one reputable analyst upgraded our stock to “Buy,” noting that it was “based on the firm’s effective product diversification and consistently strong net inflows.” More recently, Oppenheimer initiated coverage of WisdomTree, noting that they “believe the stock is moderately undervalued against its near-term earnings momentum” and that they “see significant longer-term upside.” The Oppenheimer analyst noted that “if the strong recent AUM inflows continue, there should be considerable earnings leverage to take EPS well above consensus” and that our digital assets efforts “could clearly become [financially meaningful] over time.” We are proud to say that we currently have the third highest number of “Buy” ratings among the nine publicly traded U.S. traditional asset managers with a sub-$5 billion market cap included in our Traditional Asset Manager Peer Group.

In addition, Phase 2 Partners, an investment firm focused on the financial services industry and a WisdomTree stockholder, recently announced its support for the WisdomTree team, our refreshed Board and the digital initiatives it says “represent significant potential.”

In its June 6 report, Glass Lewis observed that “the investment community recognizes the positive momentum in the Company’s business as well as the potential upside of its strategy, which the Dissident has in many respects refused to acknowledge” and that “the Company is justified in pursuing its digital assets strategy given the potential upside and the early successes to date.” Glass Lewis agreed that our “recent outperformance has coincided with strong growth in AUM, near-record levels of quarterly net inflows, totaling approximately $24 billion from April 2020 to April 2023, as well as an upgrade to, and an initiation of coverage at, a ‘buy’ rating in the Company’s stock.” Glass Lewis continued, “in our view, these factors have in large part contributed to the Company’s recent outperformance, potentially to a greater extent than the Dissident’s renewed campaign.”

Our digital assets strategy is a path to long term growth and leverages our core capabilities without distracting focus from our ETF business.

ETFS Capital appears to fundamentally misunderstand our digital assets strategy, and consistently misrepresents that strategy in its communications to stockholders. First and foremost, our fundamental strategy and positioning have not changed – we remain a leading and innovative provider of ETFs. We view our digital assets strategy as a natural extension of our core business, and one that leverages our core competencies and expertise.

Our investments in digital assets will help us stay competitive and outpace our peers, and these initiatives will also further diversify our revenue streams and accelerate organic growth with higher incremental margins at scale, which will ultimately generate value for our stockholders in the long term. Essentially, we see digital assets as having the potential to do to ETFs what ETFs did to mutual funds.

To be clear, our digital assets strategy covers the gamut of tokenization and blockchain-enabled finance and is not focused on crypto (as ETFS Capital would have you believe). Citi has suggested that tokenized securities could be a $5 trillion market by 2030, and BCG has estimated $16 trillion in the same time frame. Even BlackRock’s CEO Larry Fink says that it’s the “next generation for markets.”

Our initial efforts have already shown progress – in 2022, the SEC declared effective the registration of our 10 digital funds, and our blockchain-native digital wallet, WisdomTree Prime™, is on track for initial launch in app stores in Q2, alongside our suite of digital funds and tokens. As an early-mover, WisdomTree will play for both alpha and beta product categories. By taking calculated strategic steps, we can maintain our early-mover advantage in this greater addressable market. If we stand still, we will be left behind.

We are making measured investments in crucial areas for growth.

The costs to pursue these goals are far less extravagant than the picture ETFS Capital has tried to paint. We have a measured, strategic plan for success, with a breakeven point at a fraction of the users and marketing dollar projections that ETFS Capital assumes. Last year the Operations and Strategy Committee of the Board (“OSCO”), which was formed at ETFS Capital’s insistence and included two of its proposed directors, reviewed our expense base and agreed that further cutting expenses would harm the business, stifle growth, be disruptive and add risk to our operations. Further, OSCO specifically reviewed our expenses with respect to our digital assets strategy and determined that our costs are reasonable and in line with our objectives.

Margin compression is not unique to WisdomTree. It is an industry-wide issue and we’re taking the necessary steps to combat these challenges – by building upon our consecutive quarters of net inflows, taking advantage of market normalization, pre-positioning ourselves with digital assets and focusing our strength on areas of future growth.

OUR EXECUTIVE COMPENSATION PROGRAM RECEIVED SUPPORT FROM BOTH ISS AND GLASS LEWIS.

ETFS Capital has tried to make an issue of our executive compensation program, the peers against which we compare ourselves for compensation purposes, and some recent changes in the wording of certain executive severance arrangements. Our executive compensation program is designed and managed by our Compensation Committee, which includes Lynn S. Blake (who was originally nominated by ETFS Capital) and other independent directors, not our management team. The Committee engages an independent compensation consultant – FW Cook – to analyze our program and compare it to our peers. In their recent reports, ISS and Glass Lewis both recommended that stockholders vote in favor of our executive compensation proposal, with ISS noting that “pay and performance are reasonably aligned for the year in review” and Glass Lewis stating that “the compensation program places a sufficient focus on performance-based compensation, and continues to align pay and performance.”

Regarding recent changes to our executive severance agreements, we updated the language to align with best practices for our industry. In fact, board turnover change of control provisions like ours are in place at 94% of our peers. Notably, continued refreshment by our sitting Board, which has been ongoing since 2021, does not trigger the board turnover change of control provision, but rather it is triggered only if such refreshment is prompted by an activist and only if a majority of the Board is replaced. Even if all of ETFS Capital’s nominees were to be elected at the 2023 Annual Meeting, this provision would not be triggered.

WE WANT TO CLEAR THE AIR ABOUT THE DIRECTORS NOMINATED LAST YEAR BY ETFS CAPITAL.

In 2022, Lynn S. Blake and Deborah Fuhr joined our Board as part of the Cooperation Agreement signed with ETFS Capital and its then-partner Lion Point Capital. Their tenure on the Board was taken seriously: they constituted 50% of the four-member OSCO, Ms. Blake joined our Compensation Committee, and Ms. Fuhr became a member of our Nominating and Governance Committee. Each participated in our robust new director orientation, and each had immediate access to WisdomTree’s management and information about the Company.

When the Cooperation Agreement expired in March 2023, so did our contractual obligation to re-nominate either Ms. Fuhr or Ms. Blake. We then carefully considered all our directors to ensure that we have the right mix of skills and experience represented on our Board to oversee the future of the Company. Ms. Blake’s value was clear – her 30 years at State Street, one of the world’s largest asset managers, and roles in executive and strategy positions enabled her to provide valuable insight to the Board and management team, particularly related to her critical review of WisdomTree’s operations and strategy as a member of OSCO. Based on the same criteria, the Board (except for Ms. Fuhr) unanimously determined not to re-nominate Ms. Fuhr, and instead nominated Shamla Naidoo, who will bring to WisdomTree deep experience in digital transformation with expertise in cybersecurity, intellectual property, information technology and data. To be clear, the Cooperation Agreement did not require WisdomTree to re-nominate ETFS Capital’s directors into perpetuity, and we evaluate every director on our Board regularly, not just those nominated by our stockholders.

PROTECT YOUR INVESTMENT IN WISDOMTREE TODAY, AND REJECT ALL OF ETFS CAPITAL’S UNQUALIFIED CANDIDATES.

Both ISS and Glass Lewis endorsed Lynn S. Blake, Daniela Mielke, Shamla Naidoo and Jonathan Steinberg, and Glass Lewis also endorsed Win Neuger. NEITHER endorsed Graham Tuckwell. Vote on the WHITE proxy card “FOR” all six of WisdomTree’s highly qualified candidates before it’s too late.

Sincerely,

Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Daniela Mielke, Win Neuger, Frank Salerno, Harold Singleton III, Jonathan Steinberg

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models and solutions. We empower investors to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing next-generation digital products and structures, including digital funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

WisdomTree currently has approximately $92.6 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this letter that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” “views,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including, but not limited to, the impact and contributions of the slate of director nominees WisdomTree has nominated, the effectiveness of WisdomTree’s board refreshment process in identifying candidates with the set of skills to oversee WisdomTree’s strategy, the ability of the candidates proposed by ETFS Capital to enhance WisdomTree’s Board or enhance its strategy, and WisdomTree’s ability to achieve its financial and business plans, goals and objectives and drive stockholder value, including with respect to its ability to successfully implement its strategy relating to WisdomTree Prime™, its ability to continue to make achievements in total shareholder return, AUM, growth rate, levels of net inflows, analyst ratings, and stock price performance, its ability to withstand market volatility, the risk that the market for tokenized securities will not expand, and other risk factors discussed from time to time in WisdomTree’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on February 28, 2023, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Additional Information and Where to Find It

WisdomTree filed a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2023 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on WisdomTree’s Investor Relations website at https://ir.wisdomtree.com/sec-filings or by contacting Jeremy Campbell, Head of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Investors and stockholders can find out more about the proxy vote at the 2023 Annual Meeting by visiting the WisdomTree investor relations website and navigating to the page entitled “2023 Annual Meeting”: https://ir.wisdomtree.com/2023-annual-meeting-proxy-vote.

Disclaimer

WisdomTree has neither sought nor obtained the consent from any third party to use any statements or information contained in this letter that have been obtained or derived from statements made or published by such third parties. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Contact Information

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.campbell@wisdomtree.com

or

Innisfree M&A Incorporated

Jonathan Salzberger / Scott Winter

+1.212.750.5833

jsalzberger@innisfreema.com / swinter@innisfreema.com

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

or

H/Advisors Abernathy

Jeremy Jacobs / Dana Gorman

+1.202.774.5600 / +1.212.371.5999

jeremy.jacobs@h-advisors.global / dana.gorman@h-advisors.global

Category: Business Update